EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

TO FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

Access Integrated Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1.           This Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2.           This Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation amends Article FOURTH of the Corporation’s Restated Certificate of Incorporation, as amended, by deleting the existing Article FOURTH in its entirety and substituting therefore a new Article FOURTH to read in its entirety as follows:

FOURTH:  CAPITALIZATION

Section 4.1  Authorized Shares.

Upon the effectiveness of the filing of the Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), first containing this provision with the Secretary of State of the State of Delaware (the “Effective Time”), the total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares as follows: (i) Ninety Million (90,000,000) shares of existing common stock, of which Seventy-Five Million (75,000,000) shares shall be existing Class A Common Stock, par value $0.001 per share (the “Old Class A Common Stock”), and Fifteen Million (15,000,000) shares shall be existing Class B Common Stock, par value $0.001 per share (the “Old Class B Common Stock”); (ii) Ninety Million (90,000,000) shares of common stock, of which Seventy-Five Million (75,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and Fifteen Million (15,000,000) shares shall be Class B Common Stock, par value $0.001 per share (the “ Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and (iii) Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.  Upon the Effectiveness of the Reclassification (as defined below), the total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares as follows: (i) Ninety Million (90,000,000) shares of common stock, of which Seventy-Five Million (75,000,000) shares shall be Class A Common Stock and Fifteen Million (15,000,000) shares shall be Class B Common Stock; and (ii) Fifteen Million (15,000,000) shares of Preferred Stock.

Section 4.2  Class A Common Stock and Class B Common Stock.

Except as otherwise provided by law or the Certificate of Incorporation, the holders of the Class A Common Stock and the Class B Common Stock shall have all the same rights and privileges as Common Stock, except that the holders of Class A Common Stock and the Class B Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation on the following basis: (i) each share of the Class A Common Stock shall entitle the holder thereof to one vote, and (ii) each share of Class B Common Stock shall entitle the holder thereof to ten votes.

Each share of Class B Common Stock may also be converted, at any time at the option of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, consolidations, recapitalizations and reorganizations).  Each holder of Class B Common Stock that desires to convert its shares of Class B Common Stock into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class B Common Stock, voting as a class, each share of Class B Common Stock shall be converted (the “Class B Conversion”) into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recapitalizations, reorganizations or other like occurrences).  All holders of record of shares of Class B Common Stock, then outstanding shall be given at least ten (10) days' prior written notice of the date fixed (the “Conversion Date”) and place designated by the Corporation for mandatory conversion of all such shares of Class B Common Stock, pursuant to this paragraph.  Such notice shall be sent by first-class or registered mail, postage prepaid, to each record holder of Class B Common Stock, at such holder's address last shown on the records of the Corporation or of any transfer agent for the Class B Common Stock.  Each holder of Class B Common Stock shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock by the Conversion Date.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date; provided, however, that if such certificate or certificates are not surrendered by such holder by the Conversion Date, such conversion shall be deemed to have been made on the Conversion Date and such holder thereafter shall be deemed to have a right to receive only such number of shares of Class A Common Stock into which such holder's shares of Class B Common Stock shall be converted in accordance herewith.

Section 4.3. Reclassification.

Immediately following the Effective Time, (a) each share of Old Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into and shall become one share of Class A Common Stock and (b) each share of Old Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into and shall become one share of Class B Common Stock (the foregoing, collectively, the “Reclassification”).

The Reclassification shall be deemed to occur immediately following the Effective Time (the “Effectiveness of the Reclassification”), regardless of when any certificate previously representing such shares of Old Class A Common Stock or Old Class B Common Stock, as the case may be (in each case, if such shares are held in certificated form), are physically surrendered to the Corporation in exchange for certificates representing shares of Class A Common Stock or Class B Common Stock, respectively.  Each certificate outstanding immediately prior to the Effectiveness of the Reclassification representing shares of Old Class A Common Stock or Old Class B Common Stock, as the case may be, shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock or Class B Common Stock, respectively, automatically represent from and after the Effectiveness of the Reclassification the reclassified number of shares of Class A Common Stock or Class B Common Stock, respectively.

Section 4.4. Transfer Restrictions.

Section 4.4.1. Certain Definitions.

As used in this Section 4.4:

“Acquire” or “Acquisition” and similar terms means the direct or indirect acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities if, as a result of such direct or indirect acquisition, the acquirer would be considered an owner of Corporation Securities under the direct, indirect or constructive ownership rules of Section 382 of the Code.

“Affiliate” shall have the meaning set forth in the Standstill Agreement.

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in New York, New York, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) (or any successor provision)) to purchase Stock, and (d) any other interests that would be treated as Stock.

“Dispose” or “Disposition” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by any Person or group that reduces the Percentage Stock Ownership of any Person or group.

“Effective Date” means the date of filing of the Certificate of Amendment to the Certificate of Incorporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1) (or any successor provision).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Person” means (a) each of the Purchasers and their respective Affiliates so long as, prior to the termination of the Standstill Agreement, the Purchasers (together with their respective Affiliates) do not take any action that would violate Article 2 of the Standstill Agreement or (b) any Existing Holder, unless and until such time as such Existing Holder shall (i) have a Percentage Stock Ownership that is more than the Existing Holder Ownership Cap of such Existing Holder or (ii) no longer be a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision).  Notwithstanding the foregoing, no Exempt Person shall cease to be an Exempt Person solely as the result of an Acquisition of Corporation Securities by the Corporation which, by reducing the number of Corporation Securities outstanding, increases the Percentage Stock Ownership of such Person.

“Exempt Transaction” means the Acquisition of any Warrants (as defined in the Securities Purchase Agreement) or Warrant Shares (as defined in the Warrants) prior to such time as such Acquired warrants or Warrant Shares, as the case may be, have been distributed and sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

“Existing Holder” means any Person who, immediately prior to the Effective Date, is a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision).

“Existing Holder Initial Ownership” means, with respect to any Existing Holder, the aggregate Stock Ownership of such Existing Holder immediately prior to the Effective Time (as reflected in the most recent Schedule 13D or Schedule 13G filed by such Existing Holder prior to the Effective Time).

“Existing Holder Ownership Cap” means, as determined from time to time with respect to any Existing Holder, the sum of (a) the difference of (i) the Existing Holder Initial Ownership of such Existing Holder minus (ii) the total shares of Stock that such Existing Holder has Disposed of on or after the Effective Time plus (b) the difference (which difference shall in no event be less than zero) of (i) 150,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction) minus (ii) the total shares of Stock that such Existing Holder has Acquired on or after the Effective Time; provided, however that in no event shall the Existing Holder Ownership Cap of such Existing Holder ever exceed the Existing Holder Initial Ownership of such Existing Holder.

“Five Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision), but excluding (a) any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii) (or any successor provision), (b) any Exempt Person and (c) any Person or group of Persons that would be a Five Percent Shareholder solely as a result of the Acquisition of Corporation Securities in an Exempt Transaction.

“Percentage Stock Ownership” and similar terms means the percentage Stock Ownership of any Person or group for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k) (or any successor provisions); provided, however, that such determination shall not include any Corporation Securities Acquired in an Exempt Transaction.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Exchange Act.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article FOURTH.

“Purchasers” shall have the meaning set forth in the Securities Purchase Agreement.

“Restriction Release Date” means such date, after the Effective Date, that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article FOURTH to terminate.

“Restricted Holder” means a Person or group of Persons that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities (other than an Acquisition of Corporation Securities in an Exempt Transaction), or (b) is proposing to Acquire Corporation Securities (other than an Acquisition of Corporation Securities in an Exempt Transaction), and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 11, 2009, by and between the Company and the Purchasers, as it may be amended or modified from time to time.

“Standstill Agreement” means the Standstill Agreement, dated as of August 11, 2009, by and between the Company and Sageview Capital Master, L.P., as it may be amended or modified from time to time.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (or any successor provision).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by any Person or group that alters the Percentage Stock Ownership of any Person or group, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) (or any successor provision)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

Section 4.4.2. Transfer Restrictions.

(a)           From and after the Effective Date and prior to the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)           The restrictions contained in this Article 4 are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) of the Corporation Securities may limit the Corporation's ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities (other than an Acquisition of Corporation Securities in an Exempt Transaction) shall, prior to the date of such proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review such proposed Acquisition and authorize or not authorize such proposed Acquisition in accordance with this Section 4.4.2(b) of Article 4.  A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the

Corporation’s telecopier number at its principal place of business.  Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.  A Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s direct and indirect ownership of Corporation Securities, (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iv) the date on which such proposed Acquisition is expected to take place (or, if such Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if such Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), and (vi) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, such Acquisition pursuant to this Section 4.4.2(b) of Article 4.  The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders and, in such case, the restrictions set forth in Section 4.4.2(a) of this Article FOURTH shall not apply to such Acquisition.  Any determination by the Board of Directors not to authorize a proposed Acquisition by a Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer.  The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder.  In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine and, in each such case, the restrictions set forth in Section 4.4.2(a) of this Article FOURTH shall not apply to such Acquisition.  Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 4.4.3. Treatment of Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of a stockholder of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof.  Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b)           If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.4.3(a) of this Article FOURTH, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article FOURTH by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm's-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation

Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.4.3(c) of this Article FOURTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c)           The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:  (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation's Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.4.3(c) of this Article FOURTH.  Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article FOURTH inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d)           In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five Percent Shareholder to violate a restriction on Transfers provided for in this Article FOURTH, the application of Section 4.4.3(b) and Section 4.4.3(c) shall be modified as described in this Section 4.4.3(d).  In such case, no such Five Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Shareholder, following such disposition, not to be in violation of this Article FOURTH.  Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 4.4.3(b) and Section 4.4.3(c), except that the maximum aggregate amount payable either to such Five Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer.  All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five Percent Shareholder or such other Person. The purpose of this Section 4.4.3(d) is to extend the restrictions in Section 4.4.2(a) and Section 4.4.3(a) to situations in which there is a Five Percent Shareholder without a direct Transfer of Securities, and this Section 4.4.3(d), along with the other provisions of this Article FOURTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(e)           If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 4.4.3(b) of this Article FOURTH or any written demand with respect to a deemed disposition pursuant to Section 4.4.3(d) of this Article FOURTH, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(f)           If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article FOURTH, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Section 4.4.4. Legends; Compliance.

(a)           All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF ACCESS INTEGRATED TECHNOLOGIES, INC. AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(b)           The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article FOURTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.  As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed transferee of such Stock and any Person controlling, controlled by or under common control with the proposed transferee of such Stock, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article FOURTH or the status of the Tax Benefits of the Corporation.

(c)           Nothing contained in this Article FOURTH shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation's Tax Benefits.  The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article 4, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) the interpretation of the provisions of this Article FOURTH, and (vii) any other matters which the Board of Directors deems relevant. Without limiting the generality of the foregoing, for the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Person or group of Persons, the Corporation and the Board of Directors are entitled to rely conclusively on (a) the existence and absence of filings of Schedules 13D or 13G under the Exchange Act (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.  In the case of an ambiguity in the application of any of the provisions of this Article FOURTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article FOURTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article FOURTH.  All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article FOURTH to a committee of the Board of Directors as it deems advisable or necessary.

(d)           Nothing contained in this Article FOURTH shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article FOURTH.  This Article FOURTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e)           With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Article FOURTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alternation, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(f)           If any provision of this Article FOURTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FOURTH.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, has been executed by a duly authorized officer of the Corporation on this the 5th day of October 2009.

Access Integrated Technologies, Inc.

By: /s/ A. Dale Mayo
Name: A. Dale Mayo
Title: President, Chief Executive Officer and Chairman of the Board of Directors